Exhibit 3.1
AMENDED AND RESTATED BY-LAWS
OF
CROSS COUNTRY HEALTHCARE, INC.
1.MEETINGS OF STOCKHOLDERS.
1.1Annual Meeting. The annual meeting of stockholders of the Corporation shall be held at such date, place and time as determined by the Board of Directors (the “Board”).
1.2Place and Time of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place but may instead be held solely by means of remote communication satisfying the applicable provisions of the Delaware General Corporation Law (or its successor statute as in effect from time to time).
1.3Notice of Meetings; Waiver of Notice. Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given, except when required by law. Unless otherwise required by law, each notice of a meeting shall be given, in the manner permitted by law, not fewer than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by such stockholder.
1.4Quorum. At any meeting of stockholders, the presence in person or by proxy of the holders of no less than a majority of the voting power of the outstanding shares entitled to vote shall constitute a quorum for the transaction of any business, unless or to the extent that the presence of a larger number may be required by law or by the rules of any stock exchange upon which the Corporation’s securities are listed. In the absence of a quorum, stockholders may adjourn the meeting by the affirmative vote of majority of the voting power present in person or by proxy. Any officer entitled to preside at or to act as secretary of the meeting may also adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present, any action may be taken that might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given, if the time and place are announced at the meeting at which the adjournment is taken, except that, if adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given in the manner required by law.
1.5Voting; Proxies. Unless otherwise required by the Certificate of Incorporation or in these By-Laws, each stockholder of record shall be entitled to one vote, in person or by proxy, for each share registered in such stockholder’s name. Corporate action to be taken by stockholder vote at a meeting, other than the election of directors, shall be authorized by the affirmative vote of a majority of the votes cast (affirmatively or negatively) at a meeting of stockholders, except as otherwise required by law or the rules of any stock exchange upon which the Corporation’s securities are listed. Directors shall be elected in the manner provided in Section 2.1. Voting need not be by ballot, unless ordered by the chairman of the meeting. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for such stockholder by proxy. No proxy shall be valid after three years from its date unless it provides otherwise.
1.6List of Stockholders. Not fewer than 10 days prior to the date of any meeting of stockholders, the Corporation shall prepare a complete list of stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in such stockholder’s name. Nothing contained in this section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. For a period of not fewer than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.
1.7Action by Consent Without a Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice shall be given to those stockholders who did not consent in writing.
1.8Record Date for Action by Written Consent. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting (including by electronic transmission as permitted by law), the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. Any stockholder of record seeking to have the stockholders authorize or take corporate action by consent shall, by written notice to the Secretary, request the Board to fix a record date. The Board shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board pursuant to the first sentence of this Section 1.8). If no record date has been fixed by the Board within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner required by law. If no record date has been fixed by the Board and prior action by the Board is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
1.9Advance Notice of Nominations and Business for Annual Meetings.
(A)Nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (1) pursuant to the Corporation’s proxy materials with respect to such meeting, (2) by or at the direction of the Board, or (3) by any stockholder of record of the Corporation (the “Record Stockholder”) at the time of the giving of the notice required in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section. For the avoidance of doubt, the foregoing clause (3) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders.
(B)For nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (3) of the foregoing paragraph, (1) the Record Stockholder must have given timely notice thereof in writing to the Secretary, (2) any such business must be a proper matter for stockholder action under Delaware law and (3) the Record Stockholder and the Stockholder Associated Person (as defined in Section 1.9(B)(1) below), if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement required by these By-Laws. To be timely, a Record Stockholder’s notice shall be received by the Secretary at the principal executive offices of the Corporation not less than 90 or more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders; provided, however, that, subject to the last sentence of this Section 1.9(B), if the meeting is convened more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the Record Stockholder to be timely must be so received not later than the close of business on the later of (a) the 90th day before such annual meeting or (b) the 10th day following the day on which the public announcement of the date of such meeting is first made. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new period for the giving of a Record Stockholder’s notice.
(1)For purposes of these By-Laws, a “Stockholder Associated Person” of any Record Stockholder shall mean (A) any person controlling, directly or indirectly, or acting in concert with, such Record Stockholder or any beneficial owner described in the immediately following clause (B); (B) any beneficial owner of any securities of the Corporation owned of record or beneficially by such Record Stockholder and on whose behalf the proposal or nomination, as the case may be, is being made; or (C) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (A) and (B).
(C)Such Record Stockholder’s notice shall set forth:
(1)If such notice pertains to the nomination of directors, as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected;
(2)As to any business that the Record Stockholder proposes to bring before the meeting, a brief description of such business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these By-Laws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Record Stockholder and any Stockholder Associated Person on whose behalf the proposal is made;
(3)As to (a) the Record Stockholder giving the notice and (b) any Stockholder Associated Person on whose behalf the nomination or proposal is made (each, a “party”):
(i)the name and address of each such party;
(ii)(A) the class, series, and number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by each such party; (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (a “Derivative Instrument”); (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Corporation, (D) any short interest in any security of the Corporation held by each such party (for purposes of this Section 1.9(C); a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (E) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Corporation; (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (G) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such party’s immediate family sharing the same household; and (H) any ownership of or other position held by the Record Stockholder or any Proposed Nominee or Stockholder Associated Person in any option, warrant, convertible security, stock appreciate right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the trading price of (x) any security of the Corporation, or (y) any security of any publicly traded competitor of the Corporation or of any other issuer that was listed in the peer group disclosed most recently in either the Corporation’s proxy statement or in Part III of Form 10-K filed with the Securities and Exchange Commission (the “SEC”) (which information set forth in this paragraph shall be supplemented by such stockholder or such Stockholder Associated Person, as the case may be, not later than 10 days after the record date for determining the stockholders entitled to vote at the meeting; provided that, if such date is after the date of the meeting, not later than the day prior to the meeting);
(iii)any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act; and
(iv)a statement whether or not each such party will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by the Record Stockholder or beneficial holder, as the case may be, to be sufficient to elect the Proposed Nominees (such statement, a “Solicitation Statement”);
(4)A description of the manner in which each Record Stockholder and any Stockholder Associated Person will conduct any solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the nomination, including the name of each participant (as defined in Item 4 of Schedule 14A (or any successor provision) under the Exchange Act) in such solicitation, and an undertaking to conduct such solicitation in accordance with the applicable requirements of Regulation 14A under the Exchange Act and in connection therewith to deliver to holders of shares representing at least 67% of the voting power of the stock entitled to vote generally in the election of directors, at least 20 calendar days before the annual meeting, a physical copy of a definitive proxy statement for the solicitation of proxies for the Record Stockholder’s Proposed Nominees (the “Proxy Statement Delivery Requirement”);
(5)A description of the investment strategy or objective, if any, of the Record Stockholder and each Stockholder Associated Person that is not an individual and a copy of each prospectus, offering memorandum, marketing or similar document, and each presentation, report or other document that describes the performance, personnel or investment thesis of the Record Stockholder or any such Stockholder Associated Person or any plans or proposals of the Record stockholder or any such Stockholder Associated Person with respect to the Corporation;
(6)A certification that the Proposed Nominee will provide facts, statements and other information in all communications with the Corporation that are or will be true and correct in all material respects and that do not and will not omit to state a fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
(7)An undertaking by the Record Stockholder to appear in person or by proxy at the annual meeting to nominate any Proposed Nominee or bring such business before the meeting, as applicable, and an acknowledgment that if the Record Stockholder does not so appear in person or by proxy at the meeting to nominate any such Proposed Nominees or bring such business before the meeting, as applicable, the Corporation need not bring such Proposed Nominee or such business for a vote at such meeting and any proxies or votes cast in favor of the election of such Proposed Nominee or of any proposal related to such other business need not be counted or considered;
(8)An undertaking by the Record Stockholder to notify the Corporation as promptly as practicable of any determination by the Record Stockholder to no longer solicit proxies for the election of any Proposed Nominee as a director at the annual meeting;
(9)A certification regarding whether the Record Stockholder, any Proposed Nominee and Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such person’s acquisition of capital stock or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, if such person is or has been a stockholder of the Corporation; and
(10)A representation that the Proposed Nominee will tender his or her resignation as a director of the Corporation if the Board determines that such Proposed Nominee fails to comply with the provisions of this Section 1.9(C), provides such Proposed Nominee notice of any such determination and, if such noncompliance may be cured, such Proposed Nominee fails to cure such noncompliance within 10 business days after delivery of such notice to such Proposed Nominee.
(D)A person shall not be eligible for election or reelection as a director at a meeting unless (1) the person is nominated by a Record Stockholder in accordance with Section 1.9(A)(3) or (2) the person is nominated by or at the direction of the Board. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver to the Secretary at the principal executive offices of the Corporation the following information:
(1)A written representation and agreement, which shall be signed by such person and pursuant to which such person shall represent and agree that such person

(i) consents to serving as a director if elected and currently intends to serve as a director for the full term for which such person is standing for election; (ii) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity: (A) as to how the person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation; or (B) that could limit or interfere with the person’s ability to comply, if elected as director, with such person’s fiduciary duties under applicable law; (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation; and (iv) if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors (which will be provided to such person promptly following a request therefor);
(2)All fully completed and signed questionnaires required of the Corporation’s directors, which in the case of a Proposed Nominee, shall be included with the notice of nomination delivered to the Corporation in accordance with Section 1.9(C) (such forms of questionnaires shall be provided by the Corporation, within 10 business days after receipt of a written request therefor from the Record Stockholder, to such Record Stockholder); and
(3)A nominee for election or reelection as a director of the Corporation shall also provide to the Corporation such other information as the Corporation may reasonably request. Notwithstanding any other provision of these By-Laws, if a stockholder has submitted notice of an intent to nominate a candidate for election or reelection as a director pursuant to Section 1.9(B), the additional information required by this Section 1.9(D) shall be considered timely if provided to the Corporation promptly upon request by the Corporation, but in any event within five business days after such request, and all information provided pursuant to this Section 1.9(D) shall be deemed part of the stockholder’s notice submitted pursuant to Section 1.9(B).
(E)The Board may reasonably require any Proposed Nominee to submit to one or more interviews with the Board or any committee thereof, and such Proposed Nominee shall make himself or herself available for any such interviews within 10 days following a request therefor from the Board or any committee thereof.
(F)Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these By-Laws and, if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(G)For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(H)Notwithstanding the foregoing provisions of this Section 1.9, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.9. Nothing in this Section 1.9 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
1.10Special Meetings.
(A)Special meetings of the stockholders may be called by the affirmative vote of a majority of the entire Board or by the Chairman and shall be called by the Secretary upon the written request of the holders of at least 20% (the “Requisite Percent”) of the outstanding shares entitled to vote, provided that a special meeting called at the request of one or more stockholders (a “Stockholder Requested Special Meeting”) shall be called by the Secretary only if each of the stockholder(s) requesting such meeting is a stockholder of record at the time of the request, is entitled to vote at the special meeting and complies with the notice procedures set forth in this section.
(B)In order for a Stockholder Requested Special Meeting to be called by the Secretary, one or more written requests for a special meeting (individually or collectively, a “Special Meeting Request”) signed and dated by stockholders of record that own the Requisite Percent of outstanding stock of the Corporation, must be delivered to the Secretary at the principal executive offices of the Corporation and must be accompanied by:
(1)In the case of any Stockholder Requested Special Meetings at which director nominations are proposed to be presented, the information required by Sections 1.9(C)(1) and 1.9(D);
(2)In the case of any Stockholder Requested Special Meetings at which any business other than director nominations is proposed to be presented, the information required by Section 1.9(C)(2); and
(3)As to (a) each stockholder of record of the Corporation signing such request and (b) any Stockholder Associated Person on whose behalf the Stockholder Special Meeting Request is made, the information required by Section 1.9(C)(3).
(C)One or more written requests for a special meeting delivered to the Secretary shall constitute a valid Special Meeting Request only if such written request satisfies the requirements set forth above and has been dated and delivered to the Secretary within 60 days of the earliest valid, dated request. The determination of the validity of a Special Meeting Request shall be made in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the stockholders, and the date of such determination is referred to herein as the “Request Receipt Date.” A Special Meeting Request shall not be valid if (1) such request relates to an item of business that is not a matter on which stockholders are authorized to act under, or that involves a violation of, applicable law, (2) such request relates to an item of business that is the same or substantially similar to any item of business that was voted on at a meeting of stockholders occurring within 90 days preceding the earliest dated request for a special meeting, (3) such request does not comply with the requirements of the By-Laws, or (4) such request is received during the period commencing 90 days prior to the first anniversary of the date of the most recent annual meeting of stockholders and ending on the date of the next annual meeting of stockholders.
(D)A stockholder may revoke a Special Meeting Request by delivering a written revocation to the Secretary at any time prior to the Stockholder Requested Special Meeting, but if as a result of such revocation(s), there no longer are unrevoked requests from the Requisite Percent to call a Stockholder Requested Special Meeting, the Board shall have the discretion to determine whether or not to proceed with the Stockholder Requested Special Meeting.
(E)Business and nominations to be transacted at a Stockholder Requested Special Meeting shall be limited to (1) the business stated in the valid Special Meeting Request(s) received from the Requisite Percent of stockholders and (2) any additional business that the Board of directors determines to include in the Corporation’s notice of meeting. In addition to the other requirements set forth in these By-Laws, for nominations and business to be properly brought before a special meeting, the record stockholder and beneficial owner, if any, on whose behalf such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement required by these By-Laws. If none of the stockholders who submitted Special Meeting Request(s) (or their qualified representatives) appears at the Stockholder Requested Special Meeting to present the matter or matters to be brought before the special meeting that were specified in the Special Meeting Request(s), the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(F)Any special meeting of stockholders shall be held at such date and time as may be fixed by the Board in accordance with these By-Laws and Section 213 of the Delaware General Corporation Law (the “DGCL”); provided, however, that a Stockholder Requested Special Meeting shall be called for a date not later than the date that is (1) 90 days after the Request Receipt Date, or (2) 50 days after the date the Corporation files definitive soliciting materials with respect to such meeting pursuant to Schedule 14A under the Exchange Act, whichever is latest.
(G)Only such business shall be conducted at a special meeting of stockholders as shall have been included in the notice of the meeting, which shall describe the purpose for which the meeting is called. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (1) by or at the direction of the Board, and (2) in the case of a special meeting other than a Stockholder Requested Special Meeting, or in the case of a special meeting that is a Stockholder Requested Special Meeting if the stockholder wishing to make such nomination did not deliver a Stockholder Meeting Request with respect to such meeting, by such stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers a written notice to the Secretary setting forth the information set forth in Sections 1.9 and  1.10 above. Nominations by stockholders of persons for election to the Board may be made at such special meeting of stockholders only if such stockholder of record’s notice required by the preceding sentence shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees otherwise proposed to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new period for the giving of a stockholder of record’s notice. A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board or (ii) by a stockholder of record in accordance with the notice procedures set forth in this Section 1.10.
(H)Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these By-Laws and, if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.
(I)Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.10. Nothing in this Section 1.10 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
1.11Organization. Such person as the Board may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the President or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary, the secretary of the meeting shall be such person as the chairman of the meeting appoints.
2.BOARD OF DIRECTORS.
2.1Number, Qualification, Election and Term of Directors. The business of the Corporation shall be managed by the entire Board, which shall consist of such number of directors as shall be determined from time to time by the affirmative vote of a majority of the entire Board. A nominee for director shall be elected (a) where there is an uncontested election, if the votes cast for nominee’s election exceed the votes cast against such nominee’s election, with any incumbent director who fails to receive such a majority vote obligated to tender his or her resignation, and the Board obligated to decide and state publicly within 90 days whether it has accepted that resignation and the reasons for that decision and (b) where there is a contested election, by a plurality of the votes cast with respect to that director. For purposes of these By-Laws, there shall be a “contested election” where the Secretary receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in these By-Laws and such nomination has not been withdrawn by such stockholder on or before the 10th day before the Corporation first mails its notice of meeting for such meeting to the stockholders. Each director elected shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.9 of these By-Laws. As used in these By-Laws, the term “entire Board” means the total number of authorized directors the Corporation would have if there were no vacancies on the Board.
2.2Quorum and Manner of Acting. A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting. Action of the Board shall be authorized by the affirmative vote of the majority of the directors present at the meeting, if there is a quorum, unless otherwise required by law, by the Certificate of Incorporation, or by these By-Laws. To the fullest extent permitted by law, in the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present, without further notice or waiver of notice.
2.3Place of Meetings. Meetings of the Board may be held in or outside Delaware as determined by the Board from time to time.
2.4Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.
2.5Special Meetings. Special meetings of the Board may be called by the Chairman, the Chief Executive Officer or by any two directors of the Board.
2.6Notice of Meetings; Waiver of Notice. Notice of the time, date and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by whom it is not waived by mailing written notice to such director at his or her residence or usual place of business at least three days before the meeting, or by delivering notice by facsimile or other electronic transmission or by telephone at least two days before the meeting. Notice need not be given to any director who submits a waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. To the fullest extent permitted by law, notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.7Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting, if all the members of the Board or the committee consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolution and the consents by the members of the Board or the committee shall be filed with the minutes of the proceedings of the Board or the committee.
2.8Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or any committee of the Board may participate in a meeting of the Board or the committee by means of a conference telephone or other communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.
2.9Resignation and Removal of Directors. Any director may resign at any time by delivering his or her resignation, in writing or by electronic transmission, to the Chairman, President or Secretary, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any or all of the directors may be removed at any time, either with or without cause, by vote of the stockholders.
2.10Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
2.11Compensation. Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director also may be paid for serving the Corporation or its affiliates or subsidiaries in other capacities.
3.COMMITTEES.
3.1Executive Committee. The Board, by resolution adopted by the affirmative vote of a majority of the entire Board, may designate an executive committee of one or more directors, which shall have all the powers and authority of the Board, except as otherwise provided in the resolution, Section 141(c) of the DGCL or any other applicable law. The members of the executive committee shall serve at the pleasure of the Board.
3.2Other Committees. The Board, by resolution adopted by the affirmative vote of a majority of the entire Board, may designate other committees of one or more directors,

which, unless the Board’s resolution establishing the committee provides otherwise, shall serve at the Board’s pleasure and have such powers and duties as the Board determines.
3.3Rules Applicable to Committees. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In case of the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member. Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.
4.OFFICERS.
4.1Number. The officers of the Corporation shall be the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Secretary and such other officers as may be appointed from time to time by or in the manner determined by the Board and shall hold such titles and duties as shall be stated in these By-Laws or as determined by the Board which is consistent with these By-Laws. Any two or more offices may be held by the same person.
4.2Election; Term of Office. The officers of the Corporation shall be elected by or in the manner determined by the Board, and each such officer shall hold office until the next annual meeting of the Board and until the election of his or her successor.
4.3Subordinate Officers. The Board may appoint subordinate officers, agents or employees, each of whom shall hold office for such period and have such powers and duties as determined by the Board that is consistent with these By-Laws.
4.4Resignation and Removal of Officers. Any officer may resign at any time by delivering his or her resignation, in writing or by electronic transmission, to the Chairman, President or Secretary, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer may be removed by or in the manner determined by the Board either with or without cause.
4.5Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 for election or appointment to the office.
4.6The Chairman. The Chairman of the Board shall preside over all meetings of the Board at which he or she is present, and shall have such other powers and duties as chairmen of the boards of corporations usually have or the Board assigns to him or her.
4.7The Chief Executive Officer. Subject to the control of the Board, the Chief Executive Officer shall manage and direct the daily business and affairs of the Corporation and shall communicate to the Board reports, proposals and recommendations for the Board’s consideration or action. He or she may do and perform all acts on behalf of the Corporation and shall have such powers and perform such duties as the Board may from time to time prescribe or as may be prescribed in these By-Laws, and in the event of the absence, incapacity or inability to act of the Chairman, then the Chief Executive Officer shall perform the duties and exercise the powers of the Chairman.
4.8President. The President shall have such powers and perform such duties as the Board or the Chairman may from time to time prescribe or as may be prescribed in these By-Laws.
4.9Chief Operating Officer. The Chief Operating Officer shall have such powers and duties as the Board or the Chairman may from time to time prescribe.
4.10Chief Financial Officer. The Chief Financial Officer shall have such other powers and duties as the Board or the President may from time to time prescribe.
4.11The Secretary. The Secretary shall be the Secretary of, and keep the minutes of, all meetings of the Board and the stockholders, shall be responsible for giving notice of all meetings of stockholders and the Board, and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it. The Secretary shall have such powers and duties as the Board or the President may from time to time prescribe. In the absence of the Secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.
5.SHARES.
5.1Certificates. Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation. Each certificate shall be signed by the Chairman, Chief Executive Officer, President, a Vice President, the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer or any two authorized officers, and shall be sealed with the Corporation’s seal or a facsimile of the seal. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
5.2Transfers. Upon compliance with provisions restricting the transfer or registration of transfer of shares of capital stock, if any, share of the capital stock of the Corporation may be transferred on the books of the Corporation only by the holder of such shares or by its duly authorized attorney, upon the surrender to the Corporation or its transfer agent of the certificate representing such stock properly endorsed and the payment of taxes due thereon.
5.3The Board or any transfer agent of the Corporation may direct one or more new certificate(s) representing stock of the Corporation to be issued in place of any certificate or certificates theretofore issued by the Corporation, alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board (or any transfer agent of the Corporation authorized to do so by a resolution of the Board) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or such owner’s legal representative, to give the Corporation a bond in such sum as the Board (or any transfer agent so authorized) shall direct to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificates, and such requirement may be general or confined to specific instances.
5.4Determination of Stockholders of Record. The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action.
5.5Regulations. The Board shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, registration, cancellation, and replacement of certificates representing stock of the Corporation.
6.INDEMNIFICATION AND INSURANCE.
6.1Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director or officer shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as amended from time to time, with respect to any proceeding against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and with respect to a proceeding by or in the right of the Corporation, against all expenses (including attorneys’ fees), actually and reasonably incurred or suffered by such person in connection therewith, and that indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators. As used in this Section 6.1 and Section 6.2 below, “officer” shall mean persons other than directors who may be exculpated from liability pursuant to DGCL Section 102(b)(7) and any persons holding a title of vice president or above.
6.2Advancement of Expenses. Expenses (including attorneys’ fees) actually and reasonably incurred by a present or former officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article 6 or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or by persons serving at the request of the Corporation as directors or officers of another Corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate. The right to advancement of expenses shall not apply to any Proceeding for which indemnity is excluded pursuant to these By-Laws.
Notwithstanding anything to the contrary in this Article 6, the Corporation shall indemnify and provide advancement to any such current or former director or officer seeking indemnification or advancement in connection with a proceeding (or part thereof) initiated by that person, only if that proceeding (or part thereof) was authorized by the Board, and the Corporation shall provide indemnification or advancement in connection with any proceeding brought by the Corporation that was authorized by the Board, only if and to the extent such indemnification or advancement is also authorized by the Board, or as otherwise required by law.
6.3Right of Claimant to Bring Suit. If a claim under Section 6.1 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting that claim to the fullest extent permitted by law.
6.4Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Section 6 shall not be exclusive of any other right any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or by written policy.
6.5Insurance. The Corporation shall maintain insurance, at its expense, to protect itself and any director, officer or employee of the Corporation or another corporation, partnership, joint venture, trust or other enterprise pursuant to which such person was serving at the request of the Corporation against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against that expense, liability or loss under Delaware law.
6.6Expenses as a Witness. To the extent that any director or officer is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any proceeding, such person shall be indemnified against all costs and expenses actually and reasonably incurred by such person or on such person’s behalf in connection therewith.
6.7Indemnity Agreements. The Corporation may enter into agreements with any director or officer of the Corporation providing for indemnification and advancement to the fullest extent permitted by Delaware law.

6.8Employees. To the extent that not prohibited by law, the Corporation may, in its sole discretion as determined by the Board, indemnify and advance expenses for any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee of the Corporation or, while an employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney fees) reasonably incurred by such person in connection with such proceeding, upon such terms and conditions as the Corporation shall determine in its sole discretion.
7.MISCELLANEOUS.
7.1Seal. The Board shall adopt a corporate seal, which shall be in the form that the Board shall determine.
7.2Fiscal Year. The Board may determine the Corporation’s fiscal year. Until changed by the Board, the last day of the Corporation’s fiscal year shall be December 31.
7.3Voting of Shares in Other Entities. Unless the Board otherwise determines, shares in other entities held by the Corporation may be represented and voted by any officer of this Corporation or by a proxy or proxies appointed by an officer.
7.4Amendments. The Board or the stockholders may adopt, amend and repeal By-Laws of the Corporation as set forth below. Notwithstanding any other provision of these By-Laws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these By-Laws or any preferred stock, the affirmative vote of a majority of the outstanding voting power of all of the then-outstanding shares entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of these By-Laws.
7.5Electronic Transmission. For purposes of these By-Laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
7.6Periods. In applying any provision of these By-Laws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.